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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 20, 1999 (except for Note 15, as to which the
date is April 14,2000), in the Registration Statement (Form S-3 No. 333-       )
and related Prospectus of Concord Camera Corp. for the registration of shares of its common stock.

We also consent to the incorporation by reference therein of our report dated August 20, 1999 with respect to the financial statements and schedules of Concord Camera Corp. for the years ended July 3, 1999, June 30, 1998 and 1997 included in the Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.



                                                           Ernst & Young LLP

Miami, Florida
July 27, 2000